Exhibit 99.2

NEWS RELEASE

ICF International Addresses State of Louisiana Communication

State’s Claim is Baseless and Improper

FOR IMMEDIATE RELEASE

Contact information

Investors:	Doug Beck, 1.703.934.3820 Lynn Morgen, 1.212.223.4147
Media:	Steve Anderson, 1.703.934.3847

FAIRFAX, Va. (December 22, 2011) – In response to an Associated Press inquiry Wednesday evening citing an announcement by the State of Louisiana’s Office of Community Development that it is seeking nearly $10 million from ICF International as contractor on the Road Home grant program from June 2006 through June 2009, ICF made the following statement:

“ICF received a communication from the state with respect to the above-mentioned claim in early September 2011, and we responded fully on September 29, 2011. In our letter, we detailed the reasons that the state’s claim was unfounded and improper, as there is neither a legal nor a contractual basis for the state to seek compensation from ICF. ICF’s management of the Road Home project was conducted under the direction of the State of Louisiana, which reviewed and accepted all of our grant recommendations according to the procedures established in our contract.”

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,000 employees serve these clients worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.